EXHIBIT (l)(2)

                             SUBSCRIPTION AGREEMENT

         TD Waterhouse Trust (the "Trust"), a Delaware business trust, and FDI Distribution Services, Inc. ("FDI"), a Delaware corporation, hereby agree with each other as follows:

         1. The Trust hereby offers FDI and FDI hereby purchases one (1) share of each of the TD Waterhouse Bond Index Fund, TD Waterhouse 500 Index Fund, TD Waterhouse Extended Market Index Fund, TD Waterhouse Asian Index Fund, TD Waterhouse European Index Fund, TD Waterhouse Technology Fund and TD Waterhouse Tax Managed Growth Fund, investment portfolios of the Trust, at a price of $10.00 per share.

         2. FDI represents and warrants to the Trust that the shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. FDI is authorized and otherwise duly qualified to purchase and hold such shares and to enter into this Subscription Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of August, 2000.

                                            TD Waterhouse Trust

ATTEST:

/s/ Karen Jacoppo-Wood                      By:/s/ George A. Rio
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                                                Name:    George A. Rio
                                                Title:   President

                                            FDI Distribution Services, Inc.

ATTEST:

/s/ Karen Jacoppo-Wood                      By:/s/ William J. Stetter
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                                                 Name:  William J. Stetter
                                                 Title:   Senior Vice President